Exhibit 10.13

AGREEMENT AND PLAN OF MERGER

Among

BARPOINT.COM, INC.

BARPOINT ACQUISITION CORP.

and

FUNDEVER, INC.

February 5, 2004

(i)

(ii)

(iii)

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

Exhibits

Exhibits A-1, A-2 and A-3 – Lock-Up Agreements

Exhibit B – Escrow Agreement

Exhibit C – Paul Robinson Employment Agreement

Exhibit D – Mickey Freeman Employment Agreement

Exhibit E – Steve Avalone Employment Agreement

Disclosure Schedule Sections

3.03 – Company Form of Certificate of Designation

3.05 – Company Indebtedness Consents

3.06 – Company Audited Financial Statements & Unaudited Statement of Operations and Cash Flows

3.07 – Company Material Adverse Changes or Certain Events

3.08 – Company Liabilities and Obligations

3.09 – Company Employee Benefit Plans

3.10 – Company Other Compensation Arrangements

3.11 – Litigation

3.12 – Governmental Permits, Licenses and Legal Compliance

3.13 – Company Tax Matters; Tax Election

3.14(a) – Company Intellectual Property Licenses; Litigation

3.14(c) – Company Patents and Registrations

3.14(d) – Third Party Intellectual Property

3.16 – Company Labor Matters

3.17 – Company Title to Property

3.18 – Company Environmental Matters

3.20 – Company Material Changes with Merchants and Customers

3.21 – Company Interested Party Transactions

3.25 – Company Material Contracts and Agreements

3.26 – Company Leased, Subleased & Licensed Real Property

4.01 – Parent Organization

4.02 – Parent Subsidiaries

4.03 – Parent Stock Options and Warrants

4.07 – Parent Material Adverse Changes or Certain Events

4.08 – Parent, Acquisition Sub & Subsidiary Liabilities and Other Obligations

4.09 – Parent Employee Benefit Plans

4.10 – Parent Other Compensation Arrangements

4.11 – Parent Litigation; Product Liability

4.12 – Governmental Permits, Licenses and Legal Compliance; Actions and Procedures Related to the Sarbanes-Oxley Act of 2002

4.13 – Parent Tax Matters; Tax Election

4.15(a) – Parent Intellectual Property Licenses; Litigation

4.15(b) – Parent Patents and Registrations

4.15(c) – Third Party Intellectual Property

4.17 – Parent Labor Matters

4.18 – Parent Title to Property

4.19 – Parent Environmental Matters

4.20 – Parent Interested Party Transactions

4.21 – Parent Certain Payments

4.25 – Parent Material Contracts and Agreements

4.26 – Parent Leased, Subleased or Licensed Real Property

(iv)

5.01(d) – Terms of Company’s Amended and Restated Certificate of Incorporation

5.01(e) – Company Acquisitions

5.01(f) – Parent Dispositions

5.01(g) – Terms of Permitted Debt Incurred by Company

5.01(j) – Discharge of Liabilities

5.05 – Parent, Acquisition Sub & Subsidiaries Liabilities and Obligations at Closing

6.01 – Company Parties to Lock-Up Agreements

6.07 – Surviving Corporation Liabilities to be Paid from Escrow Funds

7.03(h)(i) – Company Resignations

7.03(h)(ii) – Director Appointees to Parent’s Board of Directors

(v)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 5, 2004, among BarPoint.com, Inc., a Delaware corporation (“Parent”), BarPoint Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”) and FUNDever, Inc., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Acquisition Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS the respective Boards of Directors of Parent, Acquisition Sub and the Company have each approved, and the Board of Directors of Parent in its capacity as the sole stockholder of Acquisition Sub has approved, the merger of Acquisition Sub into the Company in a reverse triangular merger pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and each outstanding share of Series A preferred stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”, along with the Company Common Stock, collectively the “Company Stock”), other than Dissenting Company Shares (as hereinafter defined) and those shares of Company Stock owned directly or indirectly by Parent or the Company, will be converted into the right to receive 11.560243 shares of common stock, par value $.001 per share, of the Parent (“Parent Common Stock”); and

WHEREAS Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “Corporation Law”), Acquisition Sub shall be merged into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Acquisition Sub in accordance with the Corporation Law.

SECTION 1.02 Closing. The closing of the Merger will take place at 10:00 a.m. (local time) on a date to be specified by Parent, which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Greenberg, Traurig, P.A., counsel to Parent, unless another date, time or place is agreed to in writing by the parties hereto.

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a Certificate of Merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the Corporation Law and shall make all other filings or recordings required under the Corporation Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Corporation Law.

SECTION 1.05 Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of the Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation shall be the name of the Company.

(b) The bylaws of the Acquisition Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06 Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of

the Constituent Corporations; Exchange of Certificates

SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock or any shares of capital stock of Acquisition Sub:

(a) Capital Stock of Acquisition Sub. Each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 of the Surviving Corporation.

(b) Cancellation of Company Owned Stock. Each share of Company Stock that is held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Stock. Subject to Section 2.01(d), each share of Company Stock (other than shares of Company Stock to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation 11.560243 shares of Parent Common Stock (the “Merger Consideration”). As of the Effective Time, all shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by any stockholder of the Company who did not vote in favor of the Merger and complies with Section 262 of the Corporation Law (the “Dissenting Company Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but, instead, shall be converted into the right to receive such consideration as may be determined to be due such holder pursuant to the Corporation Law upon surrender of such holder’s certificate representing such shares of Company Stock. From and after the Effective Time, a holder of any Dissenting Company Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal under the Corporation Law, that holder’s shares of Company Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Shares. From time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, shares of Parent Common Stock in an amount and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Stock as part of the Merger pursuant to Section 2.01 (other than Company Stock to be canceled in accordance with Section 2.01(b) and Company Stock held by stockholders who have demanded their right to appraisal pursuant to Section 2.01(d) and Section 262 of the Corporation Law and who have not withdrawn or lost such right to dissent). The shares of Parent Common Stock issuable with respect to shares of Company Stock in the Merger shall be deemed to have been issued at the Effective Time.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall, or cause the Surviving Corporation or its agent to, mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Stock (other than Company Stock to be canceled in accordance with Section 2.01(b) and Company Stock held by stockholders who have demanded their right to appraisal pursuant to Section 2.01(d) and Section 262 of the Corporation Law and who have not withdrawn or lost such right to dissent) (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation, or its agent, and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Surviving Corporation or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Parent, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock into which the shares of Company Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, with a medallion signature guarantee, and otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of shares of Parent Common Stock into which the shares of Company Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on any cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation or their agents.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock exchanged upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Parent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interest shall not entitle the owner thereof to vote or to any rights of a stockholder. In lieu of any such fractional shares, each holder of Company Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of stock certificates for exchange pursuant to this Article II shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average of the closing prices as reported by the Over-the-Counter Bulletin Board for the five (5) trading days ending two business days prior to the Effective Time.

(f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any Merger Consideration or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar law.

(g) Withholding Rights. Each of the Surviving Corporation and Parent (and their agents, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Surviving Corporation or Parent, as the case may be.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Acquisition Sub as follows:

SECTION 3.01 Organization. Each of the Company and the Company Subsidiary (as defined in Section 3.02) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to (i) prevent or materially delay the consummation of the Merger, or (ii) have a material adverse effect (as defined in Section 9.03) on the Company and the Company Subsidiary, taken as a whole. Each of the Company and the Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or prevent or materially delay the consummation of the Merger. Each of the Company and the Company Subsidiary has made available to Parent complete and correct copies of its certificate of incorporation and bylaws.

SECTION 3.02 Subsidiaries. The only subsidiary of the Company is SchoolPop, Inc., a Delaware corporation (the “Company Subsidiary”). All the outstanding shares of capital stock of the Company Subsidiary are owned by Parent, free and clear of all liens or encumbrances, except the security interests of First National Bank of Danville-Westville and Shelby County Bank (and Robert Scellato in lieu of First National Bank of Danville prior to Closing), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of the Company Subsidiary, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

SECTION 3.03 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, 500,000 shares of Series A Preferred Stock and 4,500,000 shares of the Company’s Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), with the rights and preferences included in the form of the Amended and Restated Certificate of Incorporation included in Section 3.03 of the disclosure schedule annexed hereto (the “Disclosure Schedule”). At the close of business on February 4, 2004, (i) 4,008,298 shares of Company Common Stock were issued and outstanding, (ii) 500,000 shares of Series A Preferred Stock were issued and outstanding and (iii) no shares of Series B Preferred Stock were issued and outstanding. Upon conversion of the $1,055,000 principal amount Convertible Promissory Note of the Company (the “Convertible Note”) as provided in Section 6.09, 5,903,857 shares of Company Common Stock will be issued and outstanding. Except as set forth above and as issuable upon conversion of the Convertible Note, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company and the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for the Convertible Note there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, and as contemplated pursuant to the conversion of the Convertible Note, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which either the Company or the Company Subsidiary is a party or by which either is bound obligating the Company or the Company

Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or the Company Subsidiary or obligating the Company or the Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the Amended and Restated Certificate of Incorporation of the Company, there are not any outstanding contractual obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the Company Subsidiary.

SECTION 3.04 Authority.

(a) Each of the Company and the Company Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Acquisition Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b) The Board of Directors of the Company by unanimous written consent on February 5, 2004, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger, (ii) determining that the terms of the Merger are in the best interests of, the Company’s stockholders, and (iii) recommending that the Company’s stockholders approve and adopt this Agreement.

(c) Holders of a majority of the shares of Company Stock have executed a written consent adopting resolutions approving this Agreement and the Merger.

SECTION 3.05 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of Section 251 of the Corporation Law, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”) (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger), (iii) except as set forth in Section 3.05 of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets may be bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

SECTION 3.06 Financial Statements. The unaudited financial statements of the Company and the Company Subsidiary set forth in Section 3.06 of the Disclosure Schedule as of and for the two years ended December 31, 2002, as well as the Company’s and the Company’s Subsidiary’s unaudited financial statements as of and for the eleven months ended November 30, 2003 (the “Company Balance Sheet Date”) and the unaudited statement of operations and statement of cash flows for the eleven month period ended November 30, 2003 also set forth in Section 3.06 of the Disclosure Schedule comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except as provided in Section 3.06 of the Disclosure Schedule) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which will be material) the financial position of the Company and the Company Subsidiary as at the dates thereof and the results of the Company’s and the Company Subsidiary’s operations and cash flows for the periods then ended.

SECTION 3.07 Absence of Certain Changes or Events. Except as set forth in Section 3.07 of the Disclosure Schedule, since the Company Balance Sheet Date, the Company and the Company Subsidiary have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any material adverse change (as defined in Section 9.03) with respect to the Company and the Company Subsidiary, taken as a whole. Except as set forth in Section 3.07 of the Disclosure Schedule, since the Company Balance Sheet Date, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company’s capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any material change in accounting methods, principles or practices by the Company or the Company Subsidiary, (iv) (w) any granting by the Company or the Company Subsidiary to any executive officer of the Company or the Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the Company Balance Sheet Date, (x) any granting by the Company or the Company Subsidiary to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the Company Balance Sheet Date, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company or the Company Subsidiary, any entry by the Company or the Company Subsidiary into any employment, severance or termination agreement with any such employee or executive officer, or (z) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company or the Company Subsidiary, taken as a whole, (vi) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company, (vii) any material revaluation by the Company or the Company Subsidiary of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (viii) any other action or event that would have required the consent of Parent pursuant to Section 5.01 had such action or event occurred after the date of this Agreement.

SECTION 3.08 No Undisclosed Liabilities. Except as and to the extent set forth in Section 3.08 of the Disclosure Schedule, as of the Company Balance Sheet Date, to the best knowledge of the Company and the Company Subsidiary, neither the Company nor the Company Subsidiary had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company or the Company Subsidiary (including the notes thereto). Since the Company Balance Sheet Date, except as and to the extent set forth in Section 3.08 of the Disclosure Schedule and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, neither the Company nor the Company Subsidiary has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could be reasonably expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or would be required by GAAP to be reflected on a consolidated balance sheet of the Company or the Company Subsidiary (including the notes thereto).

SECTION 3.09 Benefit Plans.

(a) Except as set forth in Section 3.09 of the Disclosure Schedule, each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”) and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or the Company Subsidiary for the benefit of any present or former employee, officer or director (each of the foregoing, a “Company Benefit Plan”) has been administered in all material respects in accordance with its terms. The Company, the Company Subsidiary and all the Company Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), all other applicable laws and all applicable collective bargaining agreements. Section 3.09 of the Disclosure Schedule sets forth a list of all Company Benefit Plans. Except as set forth in Section 3.09(a) of the Disclosure Schedule, none of the Welfare Plans promises or provides retiree medical or other retiree welfare benefits to any person. To the knowledge of the Company and the Company Subsidiary, no fiduciary of a Company Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company or the Company Subsidiary. All filings and reports as to each Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. All contributions required to be made with respect to any Benefit Plan pursuant to the terms of the Company Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

(b) None of the Pension Plans is subject to Title IV of ERISA and none of the Company or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414 of the Code or pursuant to Title IV of ERISA (each, including the Company, a “Commonly Controlled Entity”) has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

(c) No Commonly Controlled Entity is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any “withdrawal liability” (within the meaning of Section

4201 of ERISA) that has not been fully paid or as to which a commonly controlled entity would have liability pursuant to Section 4212(c) of ERISA.

(d) Each Company Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without material liability to the Company or the Company Subsidiary.

(e) No Company Benefit Plan that is a Pension Plan has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Pension Plan has been instituted or, to the knowledge of the Company, threatened.

(f) There have been no prohibited transactions with respect to any such Company Benefit Plan. To the knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Company Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened. The Company and the Company Subsidiary do not have any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

SECTION 3.10 Other Compensation Arrangements. Except as disclosed in Section 3.10 of the Disclosure Schedule, and except as provided in this Agreement, as of the date of this Agreement, neither the Company nor the Company Subsidiary is a party to any oral or written (i) consulting agreement that is not terminable on not more than 30 calendar days notice, or union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Company or the Company Subsidiary, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan.

SECTION 3.11 Litigation. Except as disclosed in Section 3.11 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company and the Company Subsidiary, threatened against the Company or the Company Subsidiary that could reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or prevent or materially delay the consummation of the Merger. Except as disclosed in Section 3.12 of the Disclosure Schedule, neither the Company nor the Company Subsidiary is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or prevent or materially delay the consummation of the Merger.

SECTION 3.12 Permits; Compliance with Law. The Company and the Company Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their businesses (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole. The Company and the Company Subsidiary are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole. Except as disclosed in the Disclosure Schedule, to the best knowledge of the Company, the business of the Company and the Company Subsidiary is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation, inquiry or review by any Governmental Entity with respect to the Company or the Company Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation, inquiry or review, other than, in each case, those the outcome of which could not be reasonably expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or prevent or materially delay the consummation of the Merger.

SECTION 3.13 Tax Matters.

(a) Each of the Company and the Company Subsidiary has filed all Tax Returns required to be filed by it, the failure of which filing would be reasonably expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or prevent or materially delay the consummation of the Merger. All such returns are complete and correct in all material respects. Each of the Company and the Company Subsidiary has paid all Taxes required to be paid by it (without regard to whether a Tax Return is required or to the amount shown on any Tax Return), except Taxes for which an adequate reserve has been established on their respective financial statements as of and for the nine months ended on the Company Balance Sheet Date (the “Company Most Recent Financial Statements”). The Company Most Recent Financial Statements reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiary for all taxable periods and portions thereof through the Company Balance Sheet Date). The unpaid Taxes do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and the Company Subsidiary in filing their Tax Returns.

(b) Except as set forth in Section 3.13 of the Disclosure Schedule, no material Tax Return of the Company or the Company Subsidiary is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or the Company Subsidiary. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. None of the Tax Returns of the Company or the Company Subsidiary have been examined by and/or settled with any Governmental Entity. No claim has ever been made by an authority in a jurisdiction where Company or the Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) With regard to the Company and the Company Subsidiary, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

(d) No liens for Taxes exist with respect to any assets or properties of the Company or the Company Subsidiary, except for liens for Taxes not yet due.

(e) Neither the Company nor the Company Subsidiary is liable for Taxes of any other person (other than Taxes of the Company and the Company Subsidiary) or is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority). Other than the current consolidated group, neither the Company nor the Company Subsidiary (i) has been a member of an Affiliated Group filing a consolidated Federal income Tax Return or (ii) has any liability for the Taxes of any other person or entity under

Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor the Company Subsidiary shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

(g) As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

(h) Neither the Company nor the Company Subsidiary has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code.

(i) Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(j) Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor the Company Subsidiary has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law).

(k) Neither the Company nor the Company Subsidiary is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(l) Neither the Company nor the Company Subsidiary has ever been a Subchapter S corporation (as defined in Section 1361 (a)(1) of the Code).

(m) All material elections with respect to Taxes affecting the Company and the Company Subsidiary are disclosed or attached to their respective Tax Returns.

(n) There are no private letter rulings in respect of any Tax pending between the Company or the Company Subsidiary and any taxing authority.

(o) Neither the Company nor the Company Subsidiary is a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company and the Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(q) Each of the Company and the Company Subsidiary has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor the Company Subsidiary has engaged in any reportable transaction within the meaning of Treasury regulation section 1.6011-4. Neither the Company nor the Company Subsidiary has been a party to any transaction involving life insurance on any of its employees.

SECTION 3.14 Intellectual Property.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole:

(1) each of the Company and the Company Subsidiary owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

(2) no claims are pending or, to the best knowledge of the Company and the Company Subsidiary, threatened that the Company or the Company Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to the Company or the Company Subsidiary and, to the best knowledge of the Company, there are no valid grounds for any such claims;

(3) to the best knowledge of the Company and the Company Subsidiary, no person is infringing on or otherwise violating any right of the Company or the Company Subsidiary with respect to any Intellectual Property owned by and/or licensed to the Company or the Company Subsidiary.

(4) to the best knowledge of the Company and the Company Subsidiary, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by the Company or the Company Subsidiary or challenging the Company’s or the Company Subsidiary’s license or legally enforceable right to use any Intellectual Property licensed by it; and

(5) to the best knowledge of the Company and the Company Subsidiary, all patents, registered trademarks, service marks and copyrights held by the Company and the Company Subsidiary are valid and subsisting.

(b) For purposes of this Agreement, “Intellectual Property” means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

(c) Section 3.14(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company or the Company Subsidiary with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company or the Company Subsidiary has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Company or the Company Subsidiary has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Parent or its counsel correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3.14(c) of the Disclosure Schedule also identifies each registered trademark used by the Company or the Company Subsidiary in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3.14(c) of the Disclosure Schedule:

(i) to the knowledge of the Company and the Company Subsidiary, the Company or the Company Subsidiary, as applicable, possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) neither the Company nor the Company Subsidiary has received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) neither the Company nor the Company Subsidiary has agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, other than customary intellectual indemnities contained in its customer agreements.

(d) Section 3.14(d) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company or the Company Subsidiary uses pursuant to license, sublicense, agreement, or permission, other than “off the shelf” software licensed to the Company or the Company Subsidiary pursuant to shrinkwrap or clickwrap agreements. The Company has delivered to the Parent or its counsel correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.14(d) of the Disclosure Schedule:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(iv) neither the Company nor the Company Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission in violation of such license, sublicense, agreement or permission.

SECTION 3.15 Vote Required.

(a) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Series A Preferred voting together as a class is the only vote of the holders of any class of capital stock of the Company necessary to approve this Agreement and the Merger.

(b) The Company has received all requisite approval (i) to amend the terms of the Convertible Notes to provide that the Convertible Notes shall convert into Company Common Stock and (ii) to effect the conversion of the Convertible Notes into Company Common Stock prior to the Effective Time, subject to satisfaction or waiver of all conditions for closing the Merger and closing of the Merger immediately following the conversion.

SECTION 3.16 Labor Matters. Except as set forth in Section 3.16 of the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company or the Company Subsidiary, threatened, between the Company or the Company Subsidiary and any of their respective employees, which controversies have had, or could reasonably be expected to have, a material adverse effect on the Company and the Company Subsidiary, taken as a whole; (ii) neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiary, nor does the Company or the Company Subsidiary know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor the Company Subsidiary has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or the Company Subsidiary which could reasonably be expected to have a material adverse effect.

SECTION 3.17 Title to Property. Except as set forth in Section 3.17 of the Disclosure Schedule, the Company and the Company Subsidiary have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole; and, to the knowledge of the Company and the Company Subsidiary, all leases pursuant to which the Company or the Company Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company and the Company Subsidiary, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole.

SECTION 3.18 Environmental Matters. Except as set forth in Section 3.18 of the Disclosure Schedule, and except in all cases as have not had and could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, to the best knowledge of the Company and the Company Subsidiary, each of the Company and the Company Subsidiary (i) has obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) by the Company or the Company Subsidiary (or their respective agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorization, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding against the Company or the Company Subsidiary based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge or release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or the Company Subsidiary (or any of their respective agents) thereunder.

SECTION 3.19 Accounts Receivable. The accounts receivable of the Company and the Company Subsidiary as reflected in their respective Company Most Recent Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company or the Company Subsidiary, are valid and existing and represent monies due, and the Company or the Company Subsidiary has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not reasonably be expected to have a material adverse effect.

SECTION 3.20 Customers. Except as set forth in Section 3.20 of the Disclosure Schedule, since September 30, 2003, there have not been any changes in the business relationships of the Company with any of its merchants or customers that would constitute a material adverse effect on the Company and the Company Subsidiary, taken as a whole.

SECTION 3.21 Interested Party Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule, since December 31, 2002, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.22 Absence of Certain Payments. None of the Company, the Company Subsidiary or any of their respective affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, the Company Subsidiary or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 3.23 Insurance. The Company and the Company Subsidiary maintain all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies reasonably required for their respective businesses and assets, such policies are with reputable insurance carriers, provide coverage of all normal risks incident to the business of the Company or the Company and the Company Subsidiary, taken as a whole, and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiary, taken as a whole. With respect to each such insurance policy: (a) to the Company’s knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) neither the Company, the Company Subsidiary nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy; and (c) no party to the policy has provided the Company or the Company Subsidiary with notice of repudiation of any material provision thereof.

SECTION 3.24 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent and Acquisition Sub in, or pursuant to the provisions of, this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

SECTION 3.25 Contracts Section 3.25 of the Disclosure Schedule lists the following contracts and other agreements to which the Company or the Company Subsidiary is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $25,000 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(e) any material agreement concerning confidentiality or noncompetition;

(f) any material agreement between the Company or the Company Subsidiary and its affiliates;

(g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h) any collective bargaining agreement;

(i) any agreement for the employment of any individual on a full-time basis;

(j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(k) any agreement under which the consequences of a default or termination would have a material adverse effect on the business, financial condition, operations or results of operations of the Company and the Company Subsidiary, taken as a whole; or

(l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Company has delivered to the Parent or its counsel a correct and complete copy of each written agreement listed in Section 3.25 of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.25 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is valid and binding on the Company or the Company Subsidiary, as applicable, and in full force and effect in all material respects; (ii) to the best knowledge of the Company and the Company Subsidiary, no party is in material breach or default, and, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has provided the Company or the Company Subsidiary, as applicable, with notice of repudiation of any material provision of the agreement.

SECTION 3.26 Real Property. Neither the Company nor the Company Subsidiary owns any real property. Section 3.26 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or the Company Subsidiary. Company has delivered to the Parent or its counsel correct and complete copies of the leases and subleases listed in Section 3.26 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3.26 of the Disclosure Schedule, except as otherwise stated therein:

(a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(b) no party to the lease or sublease is in material breach or material default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

(c) to the Company’s knowledge, no party to the lease or sublease has repudiated any material provision thereof;

(d) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(e) neither Company nor the Company Subsidiary, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(f) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, except where the lack of such approvals, licenses or permits would not have a material adverse effect on Parent, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

SECTION 3.27 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Company Subsidiary.

SECTION 3.28 No Other Representations. The Company and Company stockholders shall not be deemed to have made a representation or warranty to the Parent or the Acquisition Sub other than those expressly set forth in Sections 3.01 through 3.27 above.

ARTICLE IV

Representations and Warranties of Parent and Acquisition Sub

Each of Parent and Acquisition Sub represents and warrants to the Company as follows:

SECTION 4.01 Organization. Except as set forth in Section 4.01 of the Disclosure Schedule, each of Parent, Acquisition Sub and the Parent Subsidiaries (as defined in Section 4.02) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to (i) prevent or materially delay the consummation of the Merger or (ii) have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole. Each of Parent, Acquisition Sub and the Parent Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger. Except as set forth in Section 4.01 of the Disclosure Schedule, each of Parent and Acquisition Sub has made available to the Company, and Parent has caused each of the Parent Subsidiaries to make available to the Company, complete and correct copies of its certificate of incorporation and bylaws.

SECTION 4.02 Subsidiaries. The only subsidiaries of Parent other than Acquisition Sub are listed in Section 4.02(a) of the Disclosure Schedule (“Parent Subsidiaries” or individually, a “Parent Subsidiary”). All the outstanding shares of capital stock or membership interests of Acquisition Sub and each Parent Subsidiary are owned by Parent or by another Parent Subsidiary as set forth in Section 4.02(a) of the Disclosure Schedule, free and clear of all liens or encumbrances (except as set forth in Section 4.2 of the Disclosure Schedule), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of Acquisition Sub and the Parent Subsidiaries or as set forth on Section 4.02 of the

Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

SECTION 4.03 Capitalization. The authorized capital stock of Parent consists of one hundred million (100,000,000) shares of Parent Common Stock and five million (5,000,000) shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). At the close of business on January 26, 2004, (i) 18,647,099 shares of Parent Common Stock were issued and outstanding, (ii) 3,092,698 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Parent Common Stock (collectively, the “Parent Stock Options”) as described in Section 4.03 to the Disclosure Schedule, (iii) three (3) shares of Series A Preferred Stock and (iv) the warrants listed on Section 4.03 of the Disclosure Schedule were issued and outstanding. Except as set forth above, and except for shares issued upon the exercise of Parent Stock Options since January 26, 2004 as of the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent, Acquisition Sub or any Parent Subsidiary is a party or by which any of them is bound obligating Parent, Acquisition Sub or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent, Acquisition Sub or of any Parent Subsidiary obligating Parent, Acquisition Sub or any Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations (i) of Parent, Acquisition Sub or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent, Acquisition Sub or any Parent Subsidiary or (ii) of Parent to vote or to dispose of any shares of the capital stock of any of Acquisition Sub or any Parent Subsidiary. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no restrictions on the right of Parent or Acquisition Sub to vote or dispose of any shares of the capital stock of Acquisition Sub or any Parent Subsidiary. Except as set forth in Section 4.03 of the Disclosure Schedule and except for rights which have lapsed or expired and Forms S-8 covering the exercise of outstanding stock options, Parent has not granted any rights to any person or entity providing such party with the right to cause Parent to register any Common Stock or other securities of Parent under the Securities Act of 1933 or any state securities laws. Except as set forth in Section 4.03 of the Disclosure Schedule, none of the outstanding options or warrants of Parent have any cashless exercise rights.

The authorized capital stock of Acquisition Sub consists of 100 shares of common stock, par value, $0.001 (“Acquisition Sub Common Stock”), 100 of which are issued and outstanding as of the date hereof. Parent owns all issued and outstanding shares of Acquisition Sub Common Stock.

SECTION 4.04 Authority.

(a) Each of Parent and Acquisition Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate such transactions subject to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by Parent and Acquisition Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Acquisition Sub enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b) The Board of Directors of each of Parent and Acquisition Sub, at a meeting duly called and held on February 4, 2004, duly adopted resolutions approving this Agreement and the Merger.

(c) The Board of Directors of Parent, in its capacity as the sole stockholder of Acquisition Sub, has duly adopted resolutions approving this Agreement and the Merger.

(d) The Parent’s Board of Directors has received the written opinion, dated as of the date hereof, of Edison Advisors, LLC, that the Merger is fair from a financial point of view to the stockholders of the Parent, together with the written presentation of Edison Advisors, LLC, relating thereto and a complete and correct signed copy of such opinion has been delivered by Parent to the Company.

SECTION 4.05 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 251 of the Corporation Law, neither the execution, delivery or performance of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition Sub or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger.

SECTION 4.06 SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Exchange Act from and after January 1, 2002 (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Parent SEC Documents”). The Parent SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder (and to the extent applicable, the Public Company Accounting Oversight Board). Except to the extent revised or superseded by a subsequently filed Parent SEC Document, the Parent SEC Documents do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent SEC Documents, heretofore delivered to the Company, as of the dates thereof comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which will be material) the consolidated financial position of the Parent and its consolidated Parent Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of the Parent Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

SECTION 4.07 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or as set forth in Section 4.07 of the Disclosure Schedule, since September 30, 2003 (the “Parent Balance Sheet Date”), Parent and the Parent Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any material adverse change (as defined in Section 9.03) with respect to Parent and the Parent Subsidiaries, taken as a whole. Except as disclosed in the Parent SEC Documents or as set forth in Section 4.07 of the Disclosure Schedule, since the Parent Balance Sheet Date, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent’s capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of Parent’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any material change in accounting methods, principles or practices by Parent (except insofar as may be required by a change in GAAP), (iv) (w) any granting by Parent, Acquisition Sub or any of the Parent Subsidiaries to any executive officer of Parent, Acquisition Sub or any of the Parent Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of the Parent Balance Sheet Date, (x) any granting by Parent, Acquisition Sub or any of the Parent Subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the Parent Balance Sheet Date, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of Parent, Acquisition Sub or any of the Parent Subsidiaries, as applicable, any entry by Parent, Acquisition Sub or any of the Parent Subsidiaries, as applicable, into any employment, severance or termination agreement with any such employee or executive officer, or (z) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Parent, (vi) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent, (vii) any material revaluation by Parent of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (viii) any other action or event that would have required the consent of the Company pursuant to Section 5.01 had such action or event occurred after the date of this Agreement.

SECTION 4.08 No Undisclosed Liabilities. To the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, except as and to the extent set forth in the Parent SEC Documents or in Section 4.08 of the Disclosure Schedule, as of the Parent Balance Sheet Date, none of Parent, Acquisition Sub or the Parent Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, the Acquisition Sub and the Parent Subsidiaries (including the notes thereto). To the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, since the Parent Balance Sheet Date, except as and to the extent set forth in the Parent SEC Documents or in Section 4.08 of the Disclosure Schedule and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, none of Parent, the Acquisition Sub and the Parent Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could be reasonably expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole, or would be required by GAAP to be reflected on a consolidated balance sheet of Parent, Acquisition Sub and the Parent Subsidiaries (including the notes thereto).

SECTION 4.09 Benefit Plans.

(a) Except as set forth in Section 4.09 of the Disclosure Schedule, each Pension Plan, Welfare Plan and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent, Acquisition Sub or the Parent Subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a “Parent Benefit Plan”) has been administered in all material respects in accordance with its terms. Parent, Acquisition Sub and the Parent Subsidiaries and all the Parent Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements. Section 4.09 of the Disclosure Schedule sets forth a list of all material Parent Benefit Plans. Except as set forth in Section 4.09 of the Disclosure Schedule, none of the Welfare Plans promises or provides retiree medical or other retiree welfare benefits to any person. To the knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, no fiduciary of a Parent Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to Parent. All filings and reports as to each Parent Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. All contributions required to be made with respect to any Parent Benefit Plan pursuant to the terms of the Parent Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

(b) None of the Pension Plans is subject to Title IV of ERISA and none of Parent or any other Commonly Controlled Entity has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

(c) No Commonly Controlled Entity is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any “withdrawal liability” (within the meaning of Section 4201 of ERISA) that has not been fully paid or as to which a commonly controlled entity would have liability pursuant to Section 4212(c) of ERISA.

(d) Each Parent Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without material liability to Parent, Acquisition Sub or the Parent Subsidiaries.

(e) No Parent Benefit Plan that is a Pension Plan has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Pension Plan has been instituted or, to the knowledge of the Parent, threatened.

(f) There have been no prohibited transactions with respect to any such Parent Benefit Plan. To the knowledge of the Parent, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Parent Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Parent Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Parent, threatened. The Parent, Acquisition Sub and the Parent Subsidiaries do not have any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

SECTION 4.10 Other Compensation Arrangements. Except as disclosed in the Parent SEC Documents or in Section 4.10 of the Disclosure Schedule, and except as provided in this Agreement, as of the date of this Agreement, none of Parent, Acquisition Sub and the Parent Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on not more than 30 calendar days notice or union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of Parent, Acquisition Sub or the Parent Subsidiaries, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan.

SECTION 4.11 Litigation. Except as disclosed in the Parent SEC Documents or Section 4.11 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, threatened against Parent, Acquisition Sub or any of the Parent Subsidiaries that could reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and of the Parent Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger. Except as disclosed in the Parent SEC Documents or Section 4.11 of the Disclosure Schedule, none of Parent, Acquisition Sub or any of the Parent Subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger.

SECTION 4.12 Permits; Compliance with Law. Parent, Acquisition Sub and the Parent Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a material adverse effect on Parent. Parent, Acquisition Sub and the Parent Subsidiaries are in compliance with the terms of Parent Permits, except where the failure so to comply could not reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole. Except as disclosed in the Parent SEC Documents or in Section 4.12 of the Disclosure Schedule, to the best knowledge of Parent, the businesses of Parent, Acquisition Sub and the Parent Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation, inquiry or review by any Governmental Entity with respect to Parent, Acquisition Sub or any Parent Subsidiary is pending or, to the best knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation, inquiry or review, other than, in each case, those the outcome of which could not be reasonably expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger. Parent is and at all times has been in full compliance with the Sarbanes-Oxley act of 2002 (“Sarbanes”). In furtherance of this representation, and without limiting the foregoing, Parent has taken those actions set forth on Section

4.12 of the Disclosure Schedule and copies of the written procedures and policies adopted to comply with Sarbanes are attached to Section 4.12 of the Disclosure Schedule.

SECTION 4.13 Tax Matters.

(a) Parent, Acquisition Sub and each of the Parent Subsidiaries has filed all Tax Returns required to be filed by it, the failure of which filing would be reasonably expected to have a material adverse effect on the Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger. All such returns are complete and correct in all material respects (except to the extent a reserve has been established on its financial statements as of the Parent Balance Sheet Date (the “Parent Most Recent Financial Statements”) contained in the Parent SEC Documents). Each of Parent, Acquisition Sub and the Parent Subsidiaries has paid (or Parent has paid on its subsidiaries’ behalf) all Taxes required to be paid by it (without regard to whether a Tax Return is required or to the amount shown on any Tax Return), except Taxes for which an adequate reserve has been established on the Parent Most Recent Financial Statements. The Parent Most Recent Financial Statements reflect an adequate reserve for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The unpaid Taxes do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent and each Parent Subsidiary in filing their Tax Returns.

(b) Except as set forth in Section 4.13 of the Disclosure Schedule, no material Tax Return of Parent, the Acquisition Sub or any of the Parent Subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by Parent, Acquisition Sub or any of the Parent Subsidiaries. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Except as set forth in Schedule 4.13, none of the Tax Returns of the Parent and the Parent Subsidiaries have been examined by and/or settled with any Governmental Entity. No claim has ever been made by an authority in a jurisdiction where the Parent or the Parent Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) With regard to Parent and the Parent Subsidiaries, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

(d) No liens for Taxes exist with respect to any assets or properties of Parent, Acquisition Sub or any of the Parent Subsidiaries, except for liens for Taxes not yet due.

(e) None of Parent, Acquisition Sub or any of the Parent Subsidiaries is liable for Taxes of any other person (other than Taxes of Parent, Acquisition Sub and the Parent Subsidiaries,) or is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority). Other than the current consolidated group, neither the Parent nor any of the Parent Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated Federal income Tax Return nor (ii) has any liability for the Taxes of any other person or entity under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) None of Parent, Acquisition Sub or any of the Parent Subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

(g) Neither Parent nor, to the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, Acquisition Sub or any of the Parent Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code.

(h) Except as set forth in Section 4.13 of the Disclosure Schedule, none of Parent, acquisition Sub or any of the Parent Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(i) Except as set forth in Section 4.13 of the Disclosure Schedule, none of Parent, Acquisition Sub or any of the Parent Subsidiaries has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law).

(j) None of Parent, Acquisition Sub or any of the Parent Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(k) None of Parent, Acquisition Sub or any of the Parent Subsidiaries has ever been a Subchapter S corporation (as defined in Section 1361 (a)(1) of the Code).

(l) All material elections with respect to Taxes affecting Parent, Acquisition Sub and the Parent Subsidiaries are disclosed or attached to Parent’s Tax Returns.

(m) There are no private letter rulings in respect of any Tax pending between Parent, Acquisition Sub or a Parent Subsidiary and any taxing authority.

(n) Parent is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Parent, Acquisition Sub and the Parent Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(p) Each of Parent, Acquisition Sub and the Parent Subsidiaries has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code. None of Parent, Acquisition Sub and the Parent Subsidiaries has engaged in any reportable transaction within the meaning of Treasury regulation section 1.6011-4. None of Parent, Acquisition Sub and the Parent Subsidiaries has been a party to any transaction involving life insurance on any of its employees.

SECTION 4.14 Brokers. No broker, investment banker, financial advisor or other person, other than Edison Advisors, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.15 Intellectual Property.

(a) Except as set forth on Section 4.15 of the Disclosure Schedule or to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a material adverse effect on Parent:

(1) Parent, Acquisition Sub and each of the Parent Subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

(2) no claims are pending or, to the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, threatened that Parent, Acquisition Sub or any of the Parent Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to Parent, Acquisition Sub or any of the Parent Subsidiaries and, to the best knowledge of Parent, there are no valid grounds for any such claims;

(3) to the best knowledge of Parent, no person is infringing on or otherwise violating any right of Parent, Acquisition Sub or any of the Parent Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent, Acquisition Sub or any of the Parent Subsidiaries.

(4) to the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by Parent, Acquisition Sub or any of the Parent Subsidiaries or challenging Parent’s, Acquisition Sub’s or any of the Parent Subsidiaries’ license or legally enforceable right to use any Intellectual Property licensed by it; and

(5) to the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, all patents, registered trademarks, service marks and copyrights held by Parent, Acquisition Sub and each of the Parent Subsidiaries are valid and subsisting.

(b) Section 4.15(b) of the Disclosure Schedule identifies each patent or registration which has been issued to the Parent or the Parent Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Parent or a Parent Subsidiary has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which Parent or any Parent Subsidiary has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Parent has delivered to the Company or its counsel correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4.15(b) of the Disclosure Schedule also identifies each registered trademark used by Parent or a Parent Subsidiary in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.15(b) of the Disclosure Schedule:

(i) to the knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, Parent or the Parent Subsidiary, as applicable, possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) neither the Parent nor a Parent Subsidiary has received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Parent, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) The Parent has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, other than customary intellectual indemnities contained in its customer agreements.

(c) Section 4.15(c) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Parent or any Parent Subsidiary uses pursuant to license, sublicense, agreement, or permission, other than “off the shelf” software licensed to the Parent nor a Parent Subsidiary, as applicable, pursuant to shrinkwrap or clickwrap agreements. The Parent has delivered to the Company or its counsel correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.15(c) of the Disclosure Schedule:

(v) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(vi) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(vii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(viii) neither the Parent nor a Parent Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission in violation of such license, sublicense, agreement or permission.

SECTION 4.16 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Acquisition Sub Common Stock is the only vote of the holders of any class of capital stock of Acquisition Sub or Parent necessary to approve this Agreement and the Merger.

SECTION 4.17 Labor Matters. Except as set forth in Section 4.17 of the Disclosure Schedule or the Parent SEC Documents, (i) there are no controversies pending or, to the knowledge of Parent, Acquisition Sub or any of the Parent Subsidiaries, threatened, between Parent, Acquisition Sub or any of the Parent Subsidiaries and any of their respective employees, which controversies have had, or could reasonably be expected to have, a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole; (ii) none of Parent, Acquisition Sub and any of the Parent Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, Acquisition Sub or any of the Parent Subsidiaries, nor does Parent, Acquisition Sub or any of the Parent Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) none of Parent, Acquisition Sub and the Parent Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent, Acquisition Sub or any of the Parent Subsidiaries which could reasonably be expected to have a material adverse effect on Parent.

SECTION 4.18 Title to Property. Except as set forth in Section 4.18 of the Disclosure Schedule, Parent, Acquisition Sub and each of the Parent Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole; and, to the knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, all leases pursuant to which Parent, Acquisition Sub or any of the Parent Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole.

SECTION 4.19 Environmental Matters. Except as set forth in Section 4.19 of the Disclosure Schedule or the Parent SEC Documents, and except in all cases as have not had and could not reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole, to the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, Parent, Acquisition Sub and each of the Parent Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under Environmental Laws by Parent, Acquisition Sub or any of the Parent Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding against Parent, Acquisition Sub or any of the Parent Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge or release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent, Acquisition Sub or any of the Parent Subsidiaries (or any of their respective agents) thereunder.

SECTION 4.20 Interested Party Transactions. Except as set forth in Section 4.20 of the Disclosure Schedule or the Parent SEC Documents, since December 31, 2002, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 4.21 Absence of Certain Payments. None of Parent, Acquisition Sub and any of the Parent Subsidiaries or any of their respective affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of Parent, Acquisition Sub and any of the Parent Subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.22 Insurance. The Parent maintains all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies reasonably required for its business and assets, such policies are with reputable insurance carriers, provide coverage of all normal risks incident to the business of Parent and the operating Parent Subsidiaries, as applicable, and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole. With respect to each such insurance policy: (a) to the Parent’s and the Parent Subsidiary’s knowledge, as applicable, the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) neither the Parent or the Parent Subsidiary, as applicable, nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and, to the Parent’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy; and (c) no party to the policy has provided the Parent or a Parent Subsidiary with notice of repudiation of any material provision thereof.

SECTION 4.23 Solvency of Surviving Corporation. Immediately after the Effective Date and after giving effect to any change in the Parent’s and the Surviving Corporation’s assets and liabilities as a result of the Merger, the Cash Dividend, the Stock Dividend and the Post-Closing Dividend (as defined in Section 6.06), the Parent will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); provided, that for purposes of making the representation and warranty set forth in this Section 4.23, Parent has relied on the accuracy of all information provided to it by the Company. The Cash Dividend, the Stock Dividend and the Post-Closing Dividend shall all be in accordance with the Corporation Law.

SECTION 4.24 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by Parent to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

SECTION 4.25 Contracts Section 4.25 of the Disclosure Schedule together with the Parent SEC Documents list the following contracts and other agreements to which Parent or a Parent Subsidiary is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $25,000 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(e) any material agreement concerning confidentiality or noncompetition;

(f) any material agreement between Parent and its affiliates;

(g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h) any collective bargaining agreement;

(i) any agreement for the employment of any individual on a full-time basis;

(j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(k) any agreement under which the consequences of a default or termination would have a material adverse effect on the business, financial condition, operations or results of operations of Parent and the Parent Subsidiaries, taken as a whole; or

(l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Parent has delivered to the Company or its counsel (or made available on EDGAR) a correct and complete copy of each written agreement listed in Section 4.25 of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4.25 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is valid and binding on Parent or the Parent Subsidiary, as applicable, and in full force and effect in all material respects; (ii) to the best knowledge of Parent, Acquisition Sub and the Parent Subsidiaries, no party is in material breach or default, and, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has provided Parent, Acquisition Sub or a Parent Subsidiary with notice of repudiation of any material provision of the agreement.

SECTION 4.26 Real Property. None of Parent, Acquisition Sub and the Parent Subsidiaries owns any real property. Section 4.26 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Parent, Acquisition Sub or a Parent Subsidiary. Parent has delivered to the Company or its counsel correct and complete copies of the leases and subleases listed in Section 4.26 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4.26 of the Disclosure Schedule, except as otherwise stated therein:

(a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(b) no party to the lease or sublease is in material breach or material default, and, to Parent’s knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

(c) to Parent’s knowledge, no party to the lease or sublease has repudiated any material provision thereof;

(d) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(e) neither Parent nor a Parent Subsidiary, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(f) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, except where the lack of such approvals, licenses or permits would not have a material adverse effect on Parent, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

SECTION 4.27 No Other Representations. The Parent and Parent stockholders shall not be deemed to have made a representation or warranty to the Company other than those expressly set forth in Sections 4.01 through 4.26 above.

ARTICLE I

Covenants

SECTION 5.01 Covenants. Each of the Company and Parent agrees as to itself, and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in the Disclosure Schedule or to the extent that the other party shall otherwise consent in writing in advance), from and after the execution of this Agreement through the earlier of Closing or termination of this Agreement:

(a) Ordinary Course. Each of the Company and Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and each of the Company and Parent shall, and shall cause its subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and the Company Subsidiary or Parent and subsidiaries, respectively.

(b) Dividends; Changes in Stock. Neither the Company nor Parent shall, nor permit its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly-owned subsidiary of Parent, the Cash Dividend, the Stock Dividend and the Post-Closing Dividend referred to in Section 6.06, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of its subsidiaries or any other securities thereof.

(c) Issuance of Securities. Neither the Company nor Parent shall, nor permit its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery,

sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Parent Stock Options, (ii) issuances by a wholly-owned subsidiary of Parent of its capital stock to its parent or (iii) issuances by the Company in connection with the conversion of the Convertible Notes.

(d) Governing Documents. Neither the Company nor Parent shall, nor permit its subsidiaries to, amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents).

(e) No Acquisitions. Neither the Company nor Parent shall, nor permit its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than (i) the assets of National Scrip Center, Inc. listed on Section 5.01(e) of the Disclosure Schedule and (ii) inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, provided, however, that the Company may continue to make payments in connection with its acquisition of SchoolCash on the terms and subject to the conditions, previously provided to Parent.

(f) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice, neither the Company nor Parent shall, nor permit its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, provided, however, that Parent may dispose of any assets except those listed on Section 5.01(f) of the Disclosure Schedule.

(g) Indebtedness. Neither the Company nor Parent shall, nor permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company, the Company Subsidiary or Parent, Acquisition Sub or any of the Parent Subsidiaries, guarantee any debt securities of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company’s letters of credit existing and in effect on the date of this Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clause (i) and (ii) above, any advances to employees in accordance with past practice. Notwithstanding the preceding to the contrary, the parties acknowledge and agree that the maturity of debt from (x) First National Bank of Danville-Westville (“Danville”) in the amount of $1,000,200 will be extended through a date no earlier than February 14, 2005 (the “Danville Extension”) and (y) Shelby County Bank in the amount of $430,000 will be extended through a date no earlier than May 31, 2005 (the “Shelby Extension”), and such extended debt may be incurred in the name of the Company Subsidiary instead of in the name of the Company, or alternatively, the Danville loan may be satisfied and substituted with a loan by Robert Scellato, each on the terms provided in Section 5.01(g) of the Disclosure Schedule.

(h) Advice of Changes; Filings. Each of the Company and Parent shall confer with the other party on a regular and frequent basis as reasonably requested by the other party, report on operational matters and promptly advise the other party orally and, if requested by the other party, in writing of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company or Parent, as applicable. Each of the Company and Parent shall promptly provide to the other party (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(i) Accounting Changes. None of the Company, the Company Subsidiary or Parent shall make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by such party (except insofar as may be required by a change in GAAP, of which the other party shall be promptly notified).

(j) Discharge of Liabilities. Except for (i) fees and expenses related to the transactions contemplated herein, (ii) the loan from Danville if replaced with a loan to Company Subsidiary from Robert Scellato, (iii) the loan from Shelby County Bank if replaced with a loan to Company Subsidiary, (iv) the Company notes described Section 5.01(j) of the Disclosure Schedule and (v) all liabilities of Parent except those set forth on Schedule 5.01(j) of the Disclosure Schedule, neither the Company nor Parent shall, nor permit its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the Parent Most Recent Financial Statements or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. Neither the Company nor Parent shall, nor permit any of its subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which such party or any of its subsidiaries is a party.

(k) Compensation of Employees. Neither the Company nor Parent or any of their subsidiaries will, without the prior written consent of the other party, except as may be required by law or otherwise provided in this Agreement, (i) enter into, adopt, amend or terminate any Company Benefit Plan, Parent Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company Benefit Plan, Parent Benefit Plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company Benefit Plan, Parent Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive offices or current or former key employees of the Company or Parent, as applicable, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

(l) Material Contracts. Neither the Company nor Parent nor any of their respective subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the such party is a party, or (ii) waive, release or assign any material rights or claims.

(m) No Dissolution, Etc. Neither the Company nor Parent shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or Parent or any of their subsidiaries, respectively.

(n) Tax Election. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor the Company Subsidiary shall make any tax election or settle or compromise any material income tax liability. Except as set forth in Section 4.13 of the Disclosure Schedule, Parent shall not make any tax election or settle or compromise any material income tax liability.

(o) Other Actions. Neither the Company nor the Parent shall nor permit any of its subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company’s or Parent’s, as applicable, representations or warranties hereunder being untrue in any material respect at, or as of any time prior to, the Effective Time.

(p) General. Neither the Company nor Parent shall, nor permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 5.01.

SECTION 5.02 No Solicitation.

(a) The Company and its officers, directors, employees, representatives and agents and the Parent and its officers, directors, employees, representatives and agents all shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, neither the Company nor the Parent shall, nor permit any of its subsidiaries to, authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel (who may be such party’s regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, the Company or Parent, as applicable may, in response to an unsolicited Superior Proposal (as hereinafter defined), and subject to compliance with Section 5.02(d), (x) furnish information with respect to the Company or Parent, as applicable, to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in reasonably customary form, and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or the Company Subsidiary, or Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or the Company Subsidiary, or Parent, Acquisition Sub or any of the Parent Subsidiaries, as applicable, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or the Company Subsidiary, or Parent, Acquisition Sub or any of the Parent Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, Acquisition Sub or any of the Parent Subsidiaries, as applicable, (other than the transactions between the parties hereto contemplated by this Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to the other party hereto of the transactions contemplated hereby. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Stock, the capital stock of the Company Subsidiary or Parent Common Stock, as applicable, then outstanding or all or substantially all the assets of the Company, the Company Subsidiary or Parent, as applicable, and otherwise on terms which the Board of Directors of the Company or Parent, as applicable, determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders or Parent’s stockholders, as applicable than the terms of the Merger set forth in this Agreement.

(b) Except as set forth in this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of this Agreement or the Merger by the Board of Directors or such committee, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Board of Directors of the Company may (subject to the other provisions of Section 5.02) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined above), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the fifth business day following Parent’s receipt of written notice (a “Notice of Company Superior Proposal”) advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company or the Company Subsidiary proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (as such term is defined in Section 6.05(b).

(c) Except as set forth in this Section 5.02, neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation of this Agreement or the Merger by the Board of Directors or such committee, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause Parent to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Parent determines in good faith, after consultation with independent legal counsel (who may be Parent’s regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to Parent’s stockholders under applicable law, the Board of Directors of Parent may (subject to the other provisions of Section 5.02) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the fifth business day following the Company’s receipt of written notice (a “Notice of Parent Superior Proposal”) advising the Company that the Board of Directors of Parent has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if Parent proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to the Company the Termination Fee).

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. In addition to the obligations of Parent set forth in paragraphs (a) and (c) of this Section 5.02, Parent shall promptly advise the Company orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal.

(e) Nothing contained in this Section 5.02 shall prohibit the Company or Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the

Board of Directors of the Company or Parent, as applicable, after consultation with independent legal counsel (who may be such party’s regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to its stockholders under applicable law; provided, however, none of the Company, Parent nor their respective Boards of Directors nor any committee thereof shall, except as permitted by Section 5.02(b) or (c), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

SECTION 5.03 Trading Restrictions Parent shall use its best efforts to cause each of its officers, directors and the Irrevocable Trust III, not to sell, transfer, assign or otherwise dispose of any shares of Parent Common Stock prior to the Closing Date. The Company shall use its best efforts to cause each of its officers, directors and shareholders not to sell, transfer, assign or otherwise dispose of any shares of Company Stock prior to the Closing Date.

SECTION 5.04 Other Actions. Except as contemplated by Section 5.02 or the other provisions of this Agreement, neither the Company nor Parent shall, nor permit any its subsidiaries to, take any action that could reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects.

SECTION 5.05 Payment of Certain Liabilities / Cash at Closing.

(a) As of the Effective Time, Parent shall cause all liabilities and obligations of Parent, Acquisition Sub and each Parent Subsidiary (including legal, accounting and financial advisor fees) to be satisfied in full other than those liabilities and obligations set forth on Section 5.05 of the Disclosure Schedule. Parent shall cause cash in the amount of $653,427 (“Cash Reserve”) to be in the account of Parent as of the Effective Time.

(b) As of the Effective Time, the Company shall cause all transaction-related liabilities of the Company (including legal, accounting and financial advisor fees) to be satisfied in full.

ARTICLE II

Additional Agreements

SECTION 6.01 Lock-Up Agreements. (a) The Company shall cause the persons listed on Schedule (a) within four business days of the execution of this Agreement, to execute and deliver to Parent a Lock-Up Agreement, in substantially the form attached hereto as Exhibit A-1.

(b) The Parent shall cause the persons listed on Schedule (b) within four business days of the execution of this Agreement, to execute and deliver to the Company a Lock-Up Agreement, in substantially the form attached hereto as Exhibits A-2a and A-2b.

SECTION 6.02 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which it shall use reasonable efforts to be released), the Company and Parent shall, and shall cause each of their respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel and other representatives of the other party access, during normal business hours to all their respective properties, books, contracts, commitments and records and, during such period, the Company and Parent shall (and shall cause each of their subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (b) all other information concerning its business, properties and personnel as the other party may reasonably request.

SECTION 6.03 Reasonable Efforts. Each of the Company, Parent and Acquisition Sub agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Acquisition Sub will, and shall cause each of its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Company, Acquisition Sub or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets, except to the extent set forth herein.

SECTION 6.04 Confidentiality. Prior to the Closing, each of the Company, Acquisition Sub and Parent shall, and shall cause its affiliates (as defined in Section 9.03) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the other party and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by such party, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to such party, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by such party, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that such party promptly shall notify the other party of any disclosure pursuant to clause (iii) of this Section 6.04 Promptly after any termination of this Agreement, each of the Company, Acquisition Sub and Parent, and their respective representatives shall return to the other party or destroy all copies of documentation with respect to the other party that were supplied by or on behalf of the other party pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses such party, and/or its representatives may have prepared containing information derived from such materials.

SECTION 6.05 Fees and Expenses.

(a) Except as provided below in this Section 6.05, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) If (i) Parent or Acquisition Sub terminates this Agreement under Section 8.01(c). or Section 8.01(e), or (ii) the Company terminates this Agreement pursuant to Section 8.01(f), the Company shall pay to Parent, or cause to be paid, a termination fee in an amount equal to the sum of $100,000 (such sum is referred to herein as the “Termination Fee”). If (i) the Company terminates this Agreement under Section 8.01(d) or Section 8.01(g), or Parent or Acquisition Sub terminates this

Agreement pursuant to Section 8.01(h), Parent shall pay to the Company, or cause to be paid, the Termination Fee.

SECTION 6.06 Parent Dividend Parent shall set the day one business day prior to the expected Closing Date as a record date (the “Record Date”) (and give sufficient notice thereof as required under Rule 10b-17 under the Exchange Act) for determination of shares eligible for a dividend and declare a dividend in an amount equal to (a) cash in an aggregate amount equal to the maximum amount payable as a dividend under the Corporation Law (as determined by the Parent’s board of directors after taking into account the Escrow Funds as defined in Section 6.07), minus the Cash Reserve (the “Cash Dividend”) and (b) .429 shares of Parent Common Stock for each share of Parent Common Stock outstanding on the Record Date (the “Stock Dividend”) and (c) any amounts payable as a dividend pursuant to Section 6.07 the (“Post-Closing Dividend”). Prior to the Closing Date, Parent shall deposit with the transfer agent an amount of cash equal to the Cash Dividend and sufficient shares of Parent Common Stock to pay the Stock Dividend with instructions to pay such Cash Dividend and Stock Dividend to stockholders of record as of the Record Date. Parent, Acquisition Sub and the Company shall cause the Surviving Corporation to take or cause to be taken all actions necessary to complete the payment of the Cash Dividend, the Stock Dividend and the Post-Closing Dividend, if payable pursuant to Section 6.07.

SECTION 6.07 Dividend Escrow Prior to the Closing Date, Parent shall deposit not less than five hundred seventy six thousand and No/100 dollars ($576,000) (the “Escrow Funds”) in an escrow account pursuant to an escrow agreement in substantially the form attached hereto as Exhibit B, which will provide that (a) all or a portion of the Escrow Funds may be released to the Surviving Corporation in order to pay the liabilities described in Section 6.07 of the Disclosure Schedule, (b) if less than all of the Escrow Funds are used to pay the tax described in clause (a) above, the remainder of such Escrow Funds shall be distributed as a dividend to holders of Parent Common Stock as of the Record Date and (c) if the Escrow Funds have not been used to pay the liabilities described in clause (a) on or prior to August 1, 2004, all of such Escrow Funds shall be distributed as a dividend to the holders of Parent Common Stock as of the Record Date.

SECTION 6.08 Indemnification; Insurance.

(a) Parent and Acquisition Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “Company Indemnified Parties”) and the current or former directors or officers of Parent (the “Parent Indemnified Parties”) as provided in their respective certificates of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of one (1) year.

(b) In addition, the Company and Parent will cause Parent to provide, for a period of not less than one year after the Effective Time, the Parent Indemnified Parties an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than Parent’s existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(c) At Closing, the Company and Parent will cause Parent to provide, for a period of not less than one year after the Effective Time, the Parent’s officers and directors D&O Insurance on commercially reasonable terms.

(d) This Section 6.08 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation, the Company Indemnified Parties and the Parent Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation.

SECTION 6.09 Convertible Notes Prior to the Effective Time, the Company shall issue up to 1,395,559 shares of Company Common Stock upon conversion of the Convertible Notes. Upon such conversion and issuance, the holders of the Convertible Notes shall not have any rights or privileges other than those of all holders of Company Common Stock.

SECTION 6.10 Delaware Franchise Taxes. Prior to the Effective Time, the Parent shall pay any and all outstanding Delaware franchise taxes, including interest and penalties, and shall deliver a certificate of good standing from the Delaware Secretary of State to counsel for the Company. As soon as practicable following the Effective Time, the Surviving Corporation shall, or shall cause the Parent to, pursue a refund claim (or other claim for adjustment) with the State of Delaware for any franchise taxes that the Parent believes were paid in excess of amounts actually due the State. In the event that the Parent obtains a refund of any such overpaid taxes (including interest), after applying any and all costs of pursuing the refund claim (or other claim for adjustment), the Parent shall deposit the net proceeds in the escrow account to be held and disbursed with the Escrow Funds in accordance with Section 6.08. In the event that the Escrow Funds have been disbursed and the escrow has terminated prior to the Parent obtaining any such refund, the Company shall distribute such net proceeds as a dividend to holders of Parent Common Stock as of the Record Date.

ARTICLE VII

Conditions

SECTION 7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a material adverse effect on the Company or Parent, shall have been obtained without the imposition of any condition having a material adverse effect on Company or Parent; and

(b) No Governmental Entity or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, or any ruling, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement; provided, however, that each of the parties shall have used reasonable efforts (subject to the other terms and conditions of this Agreement) to prevent the entry of any such injunction or other order.

(c) The fairness opinion referred to in Section 4.04(c) shall be in effect and shall not have been withdrawn on or prior to the Effective Time.

(d) The Company shall have no more than 35 unaccredited investors as that term is defined by Rule 501(a) of the Securities Act of 1933.

SECTION 7.02 Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions.

(a) There shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Company;

(b) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

(c) The representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

(d) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

(e) An officer of the Company shall have delivered to Parent and Acquisition Sub a certificate to the effect that each of the conditions specified in Sections 7.02(a), (b), (c) and (d) is satisfied in all respects;

(f) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which the Company is a party, or by which it is bound, as may be required to be obtained by it in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on Company, shall have been obtained;

(g) Parent shall have received an opinion, dated the Effective Time, of Daryl Cramer & Associates, P.A., counsel to the Company, in form and substance reasonably satisfactory to Parent, with respect to (i) the matters set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 hereof and (ii) that the Board of Directors of the Company has approved the Second Note Modification Agreement in the form set forth in Section 7.02(g) of the Disclosure Schedule and has authorized the issuance of the Company Common Stock pursuant to the Convertible Note, as amended;

(h) No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against the Company, Parent, Acquisition Sub or any of their affiliates, associates, officers or directors (i) challenging the Merger, seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain any substantial damages relating to the consummation of the transactions contemplated by this Agreement, (ii) seeking to prohibit or impose any material limitation on the ownership or operation by Parent (or any of its affiliates or subsidiaries) of all or a material portion of the business or assets or properties of the Company or to compel Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate all or any portion of the business or assets of the Company, (iii) seeking to impose any material limitation upon the ability of Parent (or any of its affiliates) effectively to acquire or hold or to exercise full rights of ownership of the Company, or (iv) which otherwise is reasonably likely to have a material adverse effect on the Company;

(i) Each of Paul Robinson, Mickey Freeman and Steve Avalone shall have executed and delivered an Employment Agreement in substantially the forms attached hereto as Exhibits C, D and E, respectively;

(j) Parent shall have deposited with its transfer agent funds and shares of Parent Common Stock sufficient to pay the Cash Dividend and the Stock Dividend;

(k) The Company shall have made required payments to date with regard to its acquisition of SchoolCash, on substantially the terms previously provided to Parent;

(l) The Lock-up Agreements required by Section 6.01(a) shall be in full force and effect;

(m) The Convertible Note shall have been converted into shares of Company Common Stock in accordance with Section 6.09;

(n) The Closing Date shall be at least a day after the Record Date; and

(o) Parent shall have received executed copies of the new notes representing the indebtedness under the Danville Extension and the Shelby Extension as described in Section 5.01(g).

SECTION 7.03 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) There shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on Parent;

(b) The representations and warranties of Parent and Acquisition Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

(c) The representations and warranties of the Parent and the Acquisition Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

(d) Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement;

(e) Parent and Acquisition Sub each shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.03(a), (b), (c) and (d) is satisfied in all respects;

(f) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which Parent or Acquisition Sub is a party, or by which they are bound, as may be required to be obtained by it in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole, shall have been obtained;

(g) No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against the Company, Parent, Acquisition Sub or any of their affiliates, associates, officers or directors (i) challenging the Merger, seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain any substantial damages relating to the consummation of the transactions contemplated by this Agreement, (ii) seeking to prohibit or impose any material limitation on the ownership or operation by Parent (or any of its affiliates or subsidiaries) of all or a material portion of the business or assets or properties of the Company or to compel Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate all or any portion of the business or assets of the Company, (iii) seeking to impose any material limitation upon the ability of Parent (or any of its affiliates) effectively to acquire or hold or to exercise full rights of ownership of the Company, or (iv) which otherwise is reasonably likely to have a material adverse effect on the Parent, Acquisition Sub and the Parent Subsidiaries, taken as a whole;

(h) Parent shall have received resignations (effective as of the Effective Time) of those persons listed on Section 7.03(h)(i) of the Disclosure Schedule and those persons listed on Section 7.03(h)(ii) of the Disclosure Schedule shall be appointed to fill the vacancies in the Parent’s board of directors;

(i) The Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig, P.A., counsel to Parent, in form reasonably satisfactory to the Company, with respect to the matters set forth in Sections 4.01, 4.02, 4.03, 4.04 and 4.05 hereof;

(j) Parent shall have deposited with its transfer agent funds and shares of Parent Common Stock sufficient to pay the Cash Dividend and the Stock Dividend;

(k) The Convertible Note shall have been converted into shares of Company Common Stock in accordance with Section 6.09;

(l) The Lock-up Agreements required by Section 6.01(b) shall be in full force and effect;

(m) Parent shall have terminated the each of the Parent Benefit Plans listed on Section 4.09 of the Disclosure Schedule other than items 3 and 4;

(n) Parent shall have paid all outstanding Delaware franchise taxes, including any interest and penalties, and shall have delivered a certificate of good standing from the state of Delaware to counsel for the Company; and

(o) Parent shall have provided to the Company not less than 24 hours prior to the Effective Time a schedule of liabilities being paid prior to the Effective Time in order to satisfy the condition set forth in Section 5.05(a). In addition, prior to the Effective Time, Parent shall have provided counsel to the Company such documents evidencing satisfaction or release of such obligations as may be reasonably requested by counsel for the Company.

ARTICLE VII

Termination and Amendment

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action (that has not been vacated, withdrawn or overturned) permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party that has failed to perform its obligations under Section 6.03;

(c) by Parent or Acquisition Sub, if

(i) (A) the representations and warranties of the Company in Section 3.03 shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of the Company pursuant to this Agreement shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company and the Company Subsidiary, taken as a whole, or (y) prevent or materially delay the consummation of the Merger, provided that such breach has continued without cure for a period of 20 days after receipt of the notice of breach;

(ii) (A) the representations and warranties of the Company in Section 3.03 (other than representations and warranties made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made as of such later date, or (B) any other representation or warranty of the Company pursuant to this Agreement (other than representations and warranties made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made at such later date, except in any case where such failure to be true and correct would not, (x) in the aggregate, have a material adverse effect or (y) prevent or materially delay the consummation of the Merger, provided that such breach has continued without cure for a period of 20 days after receipt of the notice of breach; or

(iii) the Company shall have failed to comply with any of its obligations or covenants contained herein except in any case where such failure to comply would not be reasonably likely to (x) have a material adverse effect with respect to the Company and the Company Subsidiary, taken as a whole, or (y) prevent or materially delay the consummation of the Merger, provided that such breach has continued without cure for a period of 20 days after receipt of the notice of breach.

(d) by the Company, if

(i) (A) the representations and warranties of Parent and Acquisition Sub in Section 4.03 shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of Parent and Acquisition Sub pursuant to this agreement shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on Parent and the Parent Subsidiaries, taken as a whole, or (y) prevent or materially delay the consummation of the Merger, provided that such breach has continued without cure for a period of 20 days after receipt of the notice of breach;

(ii) (A) the representations and warranties of Parent and Acquisition Sub in Section 4.03 (other than representations and warranties made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made as of such later date, or (B) any other representation or warranty of Parent and Acquisition Sub pursuant to this Agreement (other than representations and warranties made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made at such later date, except in any case where such failure to be true and correct would not, (x) in the aggregate, have a material adverse effect or (y) prevent or materially delay the consummation of the Merger, provided that such breach has continued without cure for a period of 20 days after receipt of the notice of breach; or

(iii) Parent and Acquisition Sub shall have failed to comply with any of their obligations or covenants contained herein except in any case where such failure to comply would not be reasonably likely to (x) have a material adverse effect with respect to Parent and the Parent Subsidiaries, taken as a whole, or (y) prevent or materially delay the consummation of the Merger, provided that such breach has continued without cure for a period of 20 days after receipt of the notice of breach.

(e) by Parent or Acquisition Sub, if

(i) the Board of Directors of the Company or any committee thereof shall have failed to approve or shall have withdrawn or modified in a manner adverse to Parent its approval of the Merger or this Agreement, or approved or recommended any Acquisition Proposal;

(ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.02(b); or

(iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

(f) by the Company in connection with entering into a definitive agreement in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein and the payment of the Termination Fee, and provided that the Company shall not have breached in any material respect the provisions of Section 5.02(a); or

(g) by the Company, if

(i) the Board of Directors of Parent or the Acquisition Sub or any committee thereof shall have failed to approve or shall have withdrawn or modified in a manner adverse to the Company its approval of the Merger or this Agreement, or approved or recommended any Acquisition Proposal;

(ii) Parent shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.02(c); or

(iii) the Board of Directors of Parent or the Acquisition Sub or any committee thereof shall have resolved to take any of the foregoing actions;

(h) by Parent in connection with entering into a definitive agreement in accordance with Section 5.02(c), provided it has complied with all provisions thereof, including the notice provisions therein and the payment of the Termination Fee, and provided that Parent shall not have breached in any material respect the provisions of Section 5.02(a); or

(i) by either Parent or the Company if the Effective Time shall not have occurred on or before April 30, 2004, unless extended by agreement of the parties hereto.

SECTION 8.02 Effect of Termination. In the event of a termination of this Agreement by either the Company, Parent or Acquisition Sub as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Acquisition Sub or the Company or their respective officers, directors, stockholders or affiliates, except with respect to

Section 3.27, Section 4.14, Section 6.04, Section 6.05, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided, however, that no amendment shall be made which by law requires further approval by such stockholders (or which reduces the amount or changes the Merger Consideration to be delivered to such stockholders) without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or, (iii) subject to the first sentence of Section 8.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

Miscellaneous

SECTION 3.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

SECTION 3.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Acquisition Sub, to:	Barpoint.com, Inc. 800 Corporate Drive, Suite 600 Ft. Lauderdale, Florida 33334 Attention: Michael R. Moore Telecopy No.: (954) 492-1118 Confirm No.: (954) 492-4003

	with a copy to:	Greenberg Traurig 1221 Brickell Avenue Miami, Florida 33131 Attention: Gary Epstein Telecopy No.: (305) 579-0717 Confirm No.: (305) 579-0894

(b)	if to the Company, to:	Schoolpop, Inc. 3100 Five Forks Trickum Road SW, Suite 401 Lilburn, GA 30047 Attention: Paul Robinson, Chief Executive Officer Telecopy No.: (678) 623-3334 Confirm No.: (770) 736-9383

	with a copy to:	Daryl Cramer & Associates, P.A. 3801 PGA Boulevard, Suite 508 Palm Beach Gardens, FL 33410 Attention: Daryl B. Cramer, Esquire Telecopy No.: (561) 659-0701 Confirm No.: (561) 659-7005

SECTION 3.03 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, “material adverse change” or “material adverse effect” means, when used in connection with a person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of such person and its subsidiaries taken as a whole.

SECTION 9.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when said counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 9.05 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.06, 6.07, 6.08 and Section 6.09, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 9.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida and, to the extent provided herein, the Corporation Law, without regard to any applicable conflicts of law.

SECTION 9.07 Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, neither the Company nor Parent shall, nor permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Florida. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party’s reasonable attorneys’ fees and disbursements, and court costs.

SECTION 9.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

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IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BARPOINT.COM, INC

By:	/s/ Jeff Sass

Name:	Jeff Sass
Title:	CEO

BARPOINT ACQUISITION CORP.

By:	/s/ Michael R. Moore

Name:	Michael R. Moore
Title:	Secretary

FUNDEVER, INC.

By:	/s/ Paul Robinson

Name:	Paul Robinson
Title:	CEO